UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 1, 2019

Chicken Soup for the Soul Entertainment, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38125	81- 2560811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 E. Putnam Avenue, Floor 2W, Cos Cob, CT	06807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 398-0443

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Holdco under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

Effective as of January 1, 2019, Daniel M. Pess retired as Chief Financial Officer of Chicken Soup for the Soul Entertainment, Inc. (“CSSE” or “we” or similar pronouns). Mr. Pess shall continue to provide advice to CSSE on certain matters from time to time in his role as consultant to Chicken Soup for the Soul, LLC (“CSS”) and its subsidiaries, including CSSE.

Effective as of January 1, 2019, Christopher Mitchell was appointed Chief Financial Officer and Daniel Sanchez was appointed Principal Accounting Officer of CSSE.

Mr. Mitchell is the Chief Financial Officer of CSS, a parent company of CSSE, serving in this position since January 1, 2019. He has more than 25 years of experience managing and financing businesses and providing financial and strategic advice to senior management teams. Since May 2013, he has been a member of the executive leadership team and an Executive Vice President at CSS, and the Chief Executive Officer of Chicken Soup for the Pet Lover’s Soul LLC, a subsidiary of CSS.  From 2009 to 2013, he was the Chief Executive Officer and founder of TMG Partners, a specialized private capital investment firm focused on enterprising consumer goods and media companies.  From 2004 to 2009, Mr. Mitchell was a senior founding member of a proprietary investment fund at Bank of America Merrill Lynch focused on making direct private investments into mostly consumer goods and media companies, including an investment in CSS, and from 1993 to 2003, he was a member of the Leveraged Finance team at Bank of America Merrill Lynch.  During his career, Mr. Mitchell has led or assisted 59 transactions totaling more than $17 billion, including financings for subscription based or ad supported media businesses such as Bloomberg, Inc., QwestDex, Inc., Radio One, Inc., Block Communications, Gray Television, Inc., and Entercom Radio, LLC and consumer goods companies such as Del Monte, S&W Fine Foods, Contadina, College Inn, StarKist, Sun Fresh, Orchard Select, Kibbles 'n Bits, C&H Sugar, Bell Sports and Accessory Network (leading accessories designer and manufacturer for Calvin Klein, Karl Lagerfeld, Tahari and Izod). Mr. Mitchell received his B.S. in Finance and B.S. in Management from Virginia Tech and studied International Law and Finance at the London School of Economics and Political Science.

Mr. Sanchez is the Principal Accounting Officer of CSS, serving in this position since November 2018. From April 2017 to November 2018, he was with Townsquare Media, a media, entertainment and digital marketing solutions company, where he served as Director of Internal Audit, managing all reporting to the audit committee and executive management, and all accounting policies and PCAOB required SOX testing, among other responsibilities. From December 2013 to April 2017, Mr. Sanchez was External Reporting Manager at WPP Plc, a UK-based multinational advertising and public relations firm and the world’s largest advertising company, by revenue. There he was responsible for SEC reporting, accounting policy reviews and implementation, and risk-based audit approaches and policies, among other responsibilities. Mr. Sanchez is a Certified Public Accountant, and served as Audit Manager in the Entertainment, Media and Communications Group at PricewaterhouseCoopers, LLP, from September 2005 to December 2013. He is a graduate cum laude from SUNY Buffalo.

The services of Mr. Mitchell and Mr. Sanchez are provided to CSSE under the management services agreement between CSS and CSSE, entered into in May 2016 (“CSS Management Agreement”). The CSS Management Agreement has an initial term of five years and automatically renews for additional one-year terms at the discretion of the parties. Under the terms of the CSS Management Agreement, CSSE is provided with the broad operational expertise of CSS and its subsidiaries and personnel, including the services of our Chairman and Chief Executive Officer, William J. Rouhana, Jr., our Vice Chairman and Chief Strategy Officer, Scott W. Seaton, our Senior Brand Advisor and Director, Ms. Newmark, our Chief Financial Officer, Mr. Mitchell, and Principal Accounting Officer, Mr. Sanchez. The CSS Management Agreement also provides for services, such as accounting, legal, marketing, management, data access and back-office systems, and provides us with office space and equipment usage. CSSE pays CSS a management fee equal to 5% of gross revenue for each calendar quarter, with each quarterly payment on or prior the 45th day after the end of the calendar quarter to which it relates.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits.

None.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2019	CHICKEN SOUP FOR THE SOUL
ENTERTAINMENT, INC.

	By:	/s/ William J. Rouhana, Jr.
	Name:	William J. Rouhana, Jr.
	Title:	Chief Executive Officer